Exhibit 10.21c

Non-Employee Director Annual Grant

RESTRICTED STOCK UNIT AWARD AGREEMENT
FMC CORPORATION
2023 INCENTIVE STOCK PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [__________] (the “Participant”).
WHEREAS, the Company maintains the FMC Corporation Compensation Policy for Non-Employee Directors, as amended and restated effective April 27, 2023 (the “Policy”), which contemplates the grant of restricted stock unit awards to non-employee directors of the Company; and
WHEREAS, Section 8 of the FMC Corporation 2023 Incentive Stock Plan (the “Plan”) authorizes the grant of Restricted Stock Units; and
WHEREAS, to compensate the Participant for the Participant’s past and anticipated future contributions to the Company and to further align the Participant’s personal financial interests with those of the Company’s stockholders, this grant of Restricted Stock Units is being made to the Participant on the terms described below, effective [ ] (the “Grant Date”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units.
(a)Pursuant to the Policy and the Plan, the Company hereby awards to the Participant [ ] Restricted Stock Units on the terms and conditions set forth herein (the “Units”). The terms of the Plan are incorporated herein by this reference and made a part of this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
(b)Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one Share at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.
2.Vesting.
(a)Subject to the Participant’s continued service to the Company until the applicable date or event, 100% of the Units shall become vested on the earliest of:
(i)the next regularly scheduled annual meeting of the Company’s stockholders following the Grant Date;
(ii)the first anniversary of the Grant Date;
(iii)immediately prior to, but contingent upon the occurrence of, a Change in Control (which, solely for purposes of this Agreement, will have the meaning defined in the Policy);
(iv)the Participant’s “separation from service” from the Company (as such term is defined in Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder (“Separation from Service”)), solely as a result of the Participant’s death or Disability; or

(v)the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)Any Unit that has not become vested on or prior to the Participant’s Separation from Service will be forfeited immediately and automatically upon such Separation from Service, and the Participant will have no further rights with respect thereto.
3.Settlement.
(a)Subject to Section 3(b), Shares will be issued in respect of all vested Units upon the earlier of (i) the Participant’s Separation from Service, (ii) a Change in Control, (iii) the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), or (iv) the specified date elected by the Participant (if any) by submitting an election form to the Company in the form provided by the Company no later than the earlier of the last date allowable without incurring an additional tax under Section 409A of the Code or the date prescribed by the Company. Solely for purposes of this Section 3(a), no event or transaction will constitute a Change in Control unless that event or transaction also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are used in Section 409A(a)(2)(A)(v) of the Code and defined in regulations issued thereunder.
(b)Notwithstanding anything herein to the contrary:
(i)to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws; and
(ii)to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s Separation from Service will be deferred (without interest) and issued to the Participant immediately following that six-month period.
4.Non-Transferability. The Units are subject to restrictions on transfer as set forth in Section 18 of the Plan.
5.Dividend Equivalent Rights. If the Company declares and pays a cash dividend or distribution with respect to its Shares while Units are outstanding hereunder, then effective as of the dividend or distribution payment date, the Units outstanding hereunder (including any additional Units previously credited pursuant to this Section 5) will be increased by a number of additional Units equal to the quotient of (i) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of Units held by the Participant on the dividend or distribution record date divided by (ii) the Fair Market Value of a Share on the dividend or distribution date (the “Dividend Equivalent Rights”). The Dividend Equivalent Rights will be subject to the same vesting conditions, settlement timing, and other terms and conditions as the Units to which they relate. All Dividend Equivalent Rights will be credited in whole Units, with any fractional Unit being rounded up to the nearest whole number.
6.Stockholder Rights. Except as otherwise provided in Section 5 herein, the Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.

7.No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
8.Reservation of Rights. Nothing in this Agreement or the Plan will be construed to (a) create any obligation on the part of the Board to nominate the Participant for reelection by the Company’s stockholders, or (b) limit in any way the right of the Board to remove the Participant as a director of the Company.
9.Company Policies. In consideration for the grant of this Award, the Participant agrees to be subject to any policies of the Company or its Affiliates covering the Participant regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time, whether adopted before or after the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard.
10.Tax Treatment and Withholding.
(a)The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
(b)In accordance with Section 19 of the Plan, the obligations of the Company hereunder are conditioned on the Participant satisfying required tax withholding obligations, to the extent applicable, in a method authorized by the Committee.
(c)This Award is intended to comply with the provisions of Section 409A of the Code. If any provision of the Agreement would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the Award is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
11.Notices.
(a)Any notice required to be given or delivered to the Company under the terms of this Agreement must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its General Counsel, and, if to the Participant, to the address on file with the Company, or to such other address as the Participant may designate in writing in accordance with this paragraph. Except as otherwise provided below in Section 11(b), any notice will be deemed to be duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

(b)The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a vendor designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
12.Rights Upon Death. In the event of the death of the Participant, any distributions hereunder will be made to the Participant’s estate. Notwithstanding the foregoing, if permitted by the Committee in its discretion, the Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or trust) to receive distributions hereunder in the event of the Participant’s death. If the Committee permits beneficiary designations, but the Participant does not designate a beneficiary, the designated beneficiary does not survive the Participant or the beneficiary designation is invalid or defective), then distributions hereunder will be made to the Participant’s estate.
13.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) all Units are subject to the Plan, and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and awards issued thereunder, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Policy or this Agreement.
14.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
15.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto.
16.Governing Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, will be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.
17.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, will be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).
18.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement, or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 18 is made knowingly and voluntarily.

19.Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company’s agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. The Participant expressly gives the Participant’s consent to the Company to process such personal data.
20.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
21.Counterparts; Electronic Signature. This Agreement may be executed, including by electronic means, in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION
By: ______________________________________
Title: _____________________________________
Date: _____________________________________

PARTICIPANT
Signature: ________________________________
Address:__________________________________

Date: ____________________________________